Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE TRADE DESK, INC.

The Trade Desk, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.            The name of the corporation is The Trade Desk, Inc.  The corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 12, 2009.

B.            This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the provisions of the Certificate of Incorporation, as amended and restated from time to time prior to the date hereof, was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

C.            The Corporation’s Certificate of Incorporation, as amended and restated from time to time prior to the date hereof, is hereby amended, integrated and restated in its entirety to read as follows:

FIRST:  The name of the corporation is The Trade Desk, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, DE 19904, County of Kent, and the name of its registered agent at such address National Registered Agents, Inc.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “General Corporation Law”).

FOURTH:  Authorized Shares. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,175,021,127 shares.  The Corporation is authorized to issue Class A Common Stock, Class B Common Stock and Preferred Stock.  The Corporation shall have authority to issue 1,000,000,000 shares of Class A Common Stock, par value $0.000001 per share (the “Class A Common Stock”), 95,000,000 shares of Class B Common Stock, par value $0.000001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 80,021,127 shares of Preferred Stock, par value $0.000001 per share (the “Preferred Stock”).  23,450,000  shares of the Preferred Stock are designated Seed Preferred Stock (the “Seed Preferred Stock”), 15,291,840 shares of the Preferred Stock are designated Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”); 6,986,650 shares of the Preferred Stock are designated “Series A-2 Preferred Stock”); 14,421,020 shares of the Preferred Stock are designated Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and Series A-2 Preferred Stock, the “Series A Preferred Stock”); 8,371,030 shares of the Preferred Stock are designated Series B Preferred Stock (the “Series B Preferred Stock”) and 11,500,587 shares of the Preferred Stock are designated Series C Preferred Stock (the “Series C Preferred Stock”).  The rights, preferences and privileges of the Preferred Stock and Common Stock are as set forth in this Article Fourth.

Reverse Stock Split. Immediately upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware (the “Effective Time”):

(i)            Each three (3) shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be reclassified, combined and converted into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock (the “Reverse Stock Split”).

(ii)           Each stock certificate representing shares of Common Stock immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of Class B Common Stock into which such shares shall have been reclassified, combined or converted pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry share(s)) evidencing and representing the number of shares of Class B Common Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

(iii)          No fractional shares shall be issued for shares of Common Stock pursuant to the Reverse Stock Split.  If the Reverse Stock Split would result in the issuance of any fractional share of Class B Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board (as defined below)).  All share, per share and dollar references in this Certificate of Incorporation shall be adjusted for the Reverse Stock Split only as explicitly provided herein.

A.                                    PREFERRED STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in Part A of this Article Fourth refer to sections and subsections of Part A of this Article Fourth.  In addition, the following definitions shall apply:

“Additional Shares of Common Stock” is defined in Section 4.4.1.

“Aggregate Junior Preferred Stock Liquidation Amount” is defined in Section 2.2.4.

“Board of Directors” shall mean the Corporation’s Board of Directors.

“Conversion Price” is defined in Section 4.1.1.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible or exercisable into, or exchangeable for, Common Stock other than Options.

“Exempted Securities” is defined in Section 4.4.1.

“Filing Date” means the date that this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

“Junior Preferred Stock” means the Seed Preferred Stock and Series A Preferred Stock.

“Liquidation Transaction” is defined in Section 2.4.1.

“Original Issue Price” shall mean (i) for the Seed Preferred Stock, $0.10 per share, (ii) for the Series A-1 Preferred Stock, $0.126084 per share; (iii) for the Series A-2 Preferred Stock, $0.146976 per share; (iv) for the Series A-3 Preferred Stock, $0.183720 per share, (v) for the Series B Preferred Stock, $2.431 per share, and (vi) for the Series C Preferred Stock, $5.217125 per share, subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Preferred Directors” is defined in Section 3.2.

“Qualified Public Offering” means the first closing of a sale of shares of the Corporation’s Class A Common Stock to the public, in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of aggregate net proceeds to the Corporation and/or selling stockholders.

“Requisite Holders” means the holders of at least 50% of the then outstanding Preferred Stock, voting together as a class.

“Seed Preferred Liquidation Amount” is defined in Section 2.2.1.

“Series A-1 Preferred Liquidation Amount” is defined in Section 2.2.2.

“Series A-2 Preferred Liquidation Amount” is defined in Section 2.2.3.

“Series A-3 Preferred Liquidation Amount” is defined in Section 2.2.4.

“Series B Preferred Aggregate Liquidation Amount” is defined in Section 2.1.1.

“Series C Preferred Aggregate Liquidation Amount” is defined in Section 2.1.1.

“Series B Preferred Director” is defined in Section 3.2.

“Series C Preferred Stock Purchase Agreement” means the Series C Preferred Stock Purchase Agreement dated on or about February 9, 2016 among the Corporation and the purchasers of the Series C Preferred Stock.

1.             Dividends.

1.1          No Dividends Unless Declared.  Dividends shall be payable only when, as and if declared by the Board of Directors and the Corporation shall be under no obligation to declare dividends.

1.2          Series C Preferential Dividend.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series C Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series C Preferred Stock in an amount at least equal to the greater of:

(i)            $0.417 per share of Series C Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock) per year; or

(ii)           (A) in the case of a dividend on Common Stock (or any class or series that is convertible into Common Stock), that dividend per share of Series C Preferred Stock as would equal the product of (1) the dividend payable on the Common Stock (or each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class B Common Stock) and (2) the number of shares of Class B Common Stock issuable upon conversion of a share of the Series C Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series C Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Issue Price for the Series C Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series C Preferred Stock dividend.

1.3          After payment of any dividend on the Series C Preferred Stock pursuant to Section 1.2, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the greater of:

(i)            $0.194 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) per year; or

(ii)           (A) in the case of a dividend on Common Stock (or any class or series that is convertible into Common Stock), that dividend per share of Series B Preferred Stock as would equal the product of (1) the dividend payable on the Common Stock (or each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class B Common Stock) and (2) the number of shares of Class B Common Stock issuable upon conversion of a share of the Series B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series B Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Original Issue Price for the Series B Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series B Preferred Stock dividend.

1.4          After payment of any dividends on the Series B Preferred Stock and Series C Preferred Stock pursuant to Sections 1.2 and 1.3, the Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Junior Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Junior Preferred Stock in an amount at least equal to the greater of:

(i)            $0.008 per share of Seed Preferred Stock, $0.010087 per share of Series A-1 Preferred Stock, $0.011758 per share of Series A-2 Preferred Stock and $0.014698 per share of Series A-3 Preferred Stock (subject in each case to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Junior Preferred Stock) per year; or

(ii)           (A) in the case of a dividend on Common Stock (or any class or series that is convertible into Common Stock), that dividend per share of Junior Preferred Stock as would equal the product of (1) the dividend payable on the Common Stock (or each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Class B Common Stock) and (2) the number of shares of Class B Common Stock issuable upon conversion of a share of the applicable series of Junior Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Junior Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the applicable Original Issue Price; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Junior Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Junior Preferred Stock dividend.

2.            Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Payments to Holders of Series B Preferred Stock and Series C Preferred Stock.

2.1.1       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including without limitation a Liquidation Transaction), the holders of shares of Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Preferred Stock or Common Stock by reason of their ownership thereof, on a pro rata and pari passu basis as among the Series B Preferred Stock and Series C Preferred Stock, an amount per share equal to (i) for the holders of Series B Preferred Stock, the greater of (A) the Series B Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon, or (B) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause (i) is hereinafter referred to as the “Series B Preferred Aggregate Liquidation Amount”) and (ii) for the holders of Series C

Preferred Stock, the greater of (A) the Series C Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon, or (B) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this clause (ii) is hereinafter referred to as the “Series C Preferred Aggregate Liquidation Amount”).

2.1.2       If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the Series B Preferred Aggregate Liquidation Amount and the holders of shares of Series C Preferred Stock the Series C Preferred Aggregate Liquidation Amount, the holders of shares of Series B Preferred Stock and the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2          Payments to Holders of Junior Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including without limitation a Liquidation Transaction), after payment in full of the Series B Preferred Aggregate Liquidation Amount and Series C Preferred Aggregate Liquidation Amount, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, on a pro rata and pari passu basis as among the Seed Preferred Stock and each series of Series A Preferred Stock, an amount per share equal to:

2.2.1       For the holders of the Seed Preferred Stock, the greater of (i) the Seed Preferred Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Seed Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Seed Preferred Liquidation Amount”);

2.2.2       For the holders of the Series A-1 Preferred Stock, the greater of (i) the Series A-1 Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A-1 Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-1 Preferred Liquidation Amount”);

2.2.3       For the holders of the Series A-2 Preferred Stock, the greater of (i) the Series A-2 Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A-2 Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-2 Preferred Liquidation Amount”);

2.2.4       For the holders of the Series A-3 Preferred Stock, the greater of (i) the Series A-3 Preferred Stock Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A-3 Preferred Stock been converted into Class B Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A-3 Preferred Liquidation Amount” and together with the Seed Preferred Liquidation Amount, the Series A-1 Preferred Liquidation Amount and the Series A-2 Preferred Liquidation Amount, the “Aggregate Junior Preferred Stock Liquidation Amount”).

2.2.5       If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders after payment in full of the Series B Preferred Aggregate Liquidation Amount and Series C Preferred Aggregate Liquidation Amount shall be insufficient to pay the holders of shares of Junior Preferred Stock the Aggregate Junior Preferred Stock Liquidation Amount, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.3          Payments After Liquidation Preference.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including without limitation a Liquidation Transaction), after payment of the Series B Preferred Aggregate Liquidation Amount, the Series C Preferred Aggregate Liquidation Amount and the Aggregate Junior Preferred Stock Liquidation Amount to the holders of Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each such holder.

2.4          Liquidation Transactions.

2.4.1       Definition.  Each of the following events shall be considered a “Liquidation Transaction” and deemed a liquidation of the Corporation pursuant to Section 2 unless the Requisite Holders, including holders of at least a majority of the Series C Preferred Stock, elect otherwise in writing:

(a)           a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.4.1, all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)           the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.4.2       Effecting a Liquidation Transaction.

(a)           The Corporation shall not have the power to effect a Liquidation Transaction referred to in Subsection 2.4.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.

(b)           In the event of a Liquidation Transaction referred to in Subsection 2.4.1(a)(ii) or 2.4.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Liquidation Transaction, then:

(i)            the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Liquidation Transaction advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Liquidation Transaction, the Corporation shall use the consideration received by the Corporation for such Liquidation Transaction (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders (the “Available Proceeds”), to the extent legally available therefor, on the 150th day after such Liquidation Transaction, to redeem (A) first, all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Preferred Aggregate Liquidation Amount and all outstanding shares of Series C Preferred Stock at a price per share equal to the Series C Preferred Aggregate Liquidation Amount; and (B) then, all outstanding shares of Junior Preferred Stock at a price per share equal to the Seed Preferred Liquidation Amount in the case of the Seed Preferred Stock, the Series A-1 Preferred Liquidation Amount in the case of the Series A-1 Preferred Stock, the Series A-2 Preferred Liquidation Amount in the case of the Series A-2 Preferred Stock, and the Series A-3 Preferred Liquidation Amount in the case of the Series A-3 Preferred Stock.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall first, redeem pro rata each holder’s shares of Series B Preferred Stock and Series C Preferred Stock on a pari passu basis to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares of Series B Preferred Stock and Series C Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such shares (and taking into account the seniority of the Series B Preferred Stock and Series C Preferred Stock as set forth in preceding clause (A)), and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  Thereafter, the Corporation shall redeem pro rata each holder’s shares of Series A Preferred Stock and Series Seed Preferred Stock on a pari passu basis to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock and Series Seed Preferred Stock to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection 2.4.2(b), except to the extent otherwise required by law, the Corporation shall not expend or dissipate the consideration received for such Liquidation Transaction, except to discharge expenses incurred in connection with such Liquidation Transaction or in the ordinary course of business.

(c)           In the event of a redemption pursuant to this Subsection 2.4.2, the Corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Preferred Stock not less than 30 days prior to the date of such redemption (the “Redemption Date”).  The Redemption Notice shall state: (i) the Redemption Date and the redemption price determined in accordance with Subsection 2.1 (the “Redemption Price”); (ii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and (iii) that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.  On or before the Redemption Date, each holder of shares of Preferred Stock to be redeemed on such redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

2.4.3       Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors.

2.4.4       Allocation of Escrow and Contingent Consideration.  In the event of a Liquidation Transaction pursuant to Subsection 2.4.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Subsection 2.4.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

3.            Voting.

3.1          General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of votes such holder would be entitled to cast if all shares of Preferred Stock held by such holder were converted into Class B Common Stock as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2          Election of Directors.  The authorized number of directors constituting the entire Board of Directors shall be seven.  The holders of record of the shares of Seed Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation (the “Seed Preferred Directors”); the holders of record of the shares of Series A Preferred Stock, exclusively voting together as a single class, shall be entitled to elect one director of the Corporation (the “Series A Preferred Director”); the holders of record of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Preferred Director” and together with the Seed Preferred Directors and the Series A Preferred Director, the “Preferred Directors”) and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation.  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the then outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2.

3.3          Preferred Stock Protective Provisions.  At any time when at least 5,000,000 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock):

3.3.1       The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the

Requisite Holders, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)           liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Liquidation Transaction, or consent to any of the foregoing;

(b)           amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(c)           create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and rights of redemption, other than the issuance of Preferred Stock pursuant to warrants outstanding on the Filing Date and the issuance of the Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement;

(d)           (i) reclassify, alter or amend any existing security of the Corporation that is pari passu with the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Preferred Stock in respect of any such right, preference or privilege, or (ii) reclassify, alter or amend any existing security of the Corporation that is junior to the Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Preferred Stock in respect of any such right, preference or privilege;

(e)           change the number of authorized shares of Preferred Stock or any series thereof;

(f)            create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(g)           purchase or redeem (or permit any subsidiary of the Corporation to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary of the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (iv) as approved by the Board of Directors, including the approval of a majority of the Preferred Directors; or

(h)           increase or decrease the authorized number of directors constituting the Board of Directors.

3.3.2       The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)           any amendment, modification or waiver of any provision of the Certificate of Incorporation so as to alter or change the rights, preferences or privileges of the Series C Preferred Stock in a manner that is adverse in any material respect to the Series C Preferred Stock; provided, that any amendment to authorize additional shares of any series of Preferred Stock (other than Series C Preferred Stock) or to create a class or series of capital stock (whether junior, pari passu or senior to the Series C Preferred Stock) shall be deemed to not adversely alter or change the rights, preferences or privileges of the Series C Preferred Stock for this purpose;

(b)           purchase or redeem (or permit any subsidiary of the Corporation to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of capital stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary of the Corporation in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (iv) up to $25 million of repurchases not covered by clauses (i) through (iii);

(c)           the consummation of any Liquidation Transaction in which the holders of Series C Preferred Stock do not receive consideration per share of Series C Preferred Stock equal to or greater than the Series C Preferred Stock Original Issue Price; or

(d)           change the number of authorized shares of Series C Preferred Stock.

4.            Optional Conversion.

The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1          Right to Convert.

4.1.1       Conversion Ratio.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion.  The “Conversion Price” shall initially be equal to $0.30 per share for the Seed Preferred Stock, $0.378252 per share for the Series A-1 Preferred Stock, $0.440928 per share for the Series A-2 Preferred Stock, $0.551160 per share for the Series A-3 Preferred Stock, $7.293 per share for the Series B Preferred Stock and $15.651375 per share for the Series C Preferred Stock.  Such initial Conversion Price, and the rate at which shares of each series of Preferred Stock may be converted into shares of Class B Common Stock, shall be subject to adjustment as provided below.

4.1.2       Termination of Conversion Rights.  In the event of a liquidation, dissolution or winding up of the Corporation or a Liquidation Transaction, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2          Fractional Shares.  No fractional shares of Class B Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Class B Common Stock as determined in good faith by the Board of Directors.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Class B Common Stock and the aggregate number of shares of Class B Common Stock issuable upon such conversion.

4.3          Mechanics of Conversion.

4.3.1       Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Class B Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Class B Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Class B Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Class B Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of such series of Preferred Stock converted.

4.3.2       Reservation of Shares.  The Corporation shall at all times when Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class B Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price for a particular series of Preferred Stock below the then par value of the shares of Class B Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Class B Common Stock at such adjusted Conversion Price.

4.3.3       Effect of Conversion.  All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class B Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends declared but unpaid thereon.  Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4       No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price for such Preferred Stock shall be made for any declared but unpaid dividends on such Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5       Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Class B Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Class B Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4          Adjustments to Conversion Price for Diluting Issues.

4.4.1       Additional Shares of Common Stock.  As used herein “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 deemed to be issued) by the Corporation after the Filing Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)            shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Preferred Stock;

(ii)           shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8;

(iii)          shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation including one of the Preferred Directors;

(iv)          shares of Common Stock or Convertible Securities actually issued upon the exercise of Options (including Options outstanding as of the Filing Date) or shares of Common Stock actually issued upon the exercise, conversion or exchange of Convertible Securities (including Convertible Securities outstanding as of the Filing Date), in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)           shares of Common Stock issued in a Qualified Public Offering; and

(vi)          shares of Common Stock, Options or Convertible Securities issued (A) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction; (B) to suppliers or third party service providers in connection with the provision of goods or services; (C) pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; or (D) in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships; provided that in each of (A)-(D) such transactions, and such issuances, are approved by the Board of Directors including the affirmative votes of a majority of the Preferred Directors.

4.4.2       No Adjustment of Conversion Price.  No adjustment in the Conversion Price for a particular series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the holders of a majority of the then outstanding shares of such series of Preferred Stock, either retroactively or prospectively agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3       Deemed Issue of Additional Shares of Common Stock.

(a)           If the Corporation at any time or from time to time after the Filing Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)           If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to the Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing a Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect for such series immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)           If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price for a particular series pursuant to the terms of Subsection 4.4.4 (either because the consideration per share (determined pursuant to Subsection 4.4.4) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect for such series, or because such Option or Convertible Security was issued before the Filing Date), are revised after the Filing Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)           Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, that Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)           If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to a Conversion Price provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to a Conversion Price that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to that Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4       Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.  In the event the Corporation shall at any time after the Filing Date, issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4.4.3), without consideration or for a consideration per share less than the Conversion Price in effect for a series of Preferred Stock immediately prior to such issue, then the Conversion Price for such series shall be reduced, concurrently with such issue, to a price, calculated to the nearest one-hundredth of a cent determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)           “CP2” shall mean the Conversion Price in effect for such series immediately after such issue of Additional Shares of Common Stock

(b)           “CP1” shall mean the Conversion Price in effect for such series immediately prior to such issue of Additional Shares of Common Stock;

(c)           “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)           “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5       Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)           Cash and Property:  Such consideration shall:

(i)            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)           Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)            the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6       Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to a Conversion Price pursuant to the terms of Subsection 4.4.4, then, upon the final such issuance, that Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5          Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Filing Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect for such series immediately before that subdivision shall be proportionately decreased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Filing Date combine the outstanding shares of Common Stock, the Conversion Price in effect for such series immediately before the combination shall be proportionately increased so that the number of shares of Class B Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6          Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect for such series immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect for such series by a fraction: (i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.  Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for such series shall be recomputed accordingly as of the close of business on such record date and thereafter that Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.

4.7          Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Filing Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of such series of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of such series of Preferred Stock had been converted into Class B Common Stock on the date of such event.

4.8          Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of each series of Preferred Stock shall thereafter be convertible in lieu of the Class B Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class B Common Stock of the Corporation issuable upon conversion of one share of such series of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9          Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for each series of Preferred Stock, and (ii) the number of shares of Class B Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each series of Preferred Stock.

5.            Mandatory Conversion.

5.1          Trigger Events.  Upon the first to occur of (a) a Qualified Public Offering; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Class B Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.  Notwithstanding the foregoing, (1) the Seed Preferred Stock shall not be automatically converted pursuant to Section 5.1(b) without the vote or written consent of the holders of a majority of the Seed Preferred Stock; (2) the Series A-1 Preferred Stock shall not be automatically converted pursuant to Section 5.1(b) without the vote or written consent of the holders of a majority of the Series A-1 Preferred Stock; (3) the Series A-2 Preferred Stock shall not be automatically converted pursuant to Section 5.1(b) without the vote or written consent of the holders of a majority of the Series A-2 Preferred Stock; (4) the Series A-3 Preferred Stock shall not be automatically converted pursuant to Section 5.1(b) without the vote or written consent of the holders of a majority of the Series A-3 Preferred Stock; (5) the Series B Preferred Stock shall not be automatically converted pursuant to Section 5.1(b) without the vote or written consent of the holders of a majority of the Series B Preferred Stock; and (6) the Series C Preferred Stock shall not be automatically converted pursuant to Section 5.1(b) without the vote or written consent of the holders of a majority of the Series C Preferred Stock.

5.2          Procedural Requirements.  All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2.  As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Class B Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Class B Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6.            Converted or Redeemed Shares.  Any shares of Preferred Stock that are converted into Class B Common Stock pursuant to Section 4 or Section 5 above, or redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock or any series thereof accordingly. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following any such conversion or redemption.

7.            Notice of Record Date.  In the event:

(a)           the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)           of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Liquidation Transaction; or

(c)           of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.  The Requisite Holders may waive the requirement to provide any notice pursuant to this Section 7 (or reduce the advance notice period).

8.            Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

9.            Waiver.  Except as otherwise set forth above: (i) any of the rights, powers, preferences and other terms of the Series A Preferred Stock as a class may be waived on behalf of all holders of Series A Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, taken together as a single class; (ii) any of the rights, powers, preferences and other terms of the Seed Preferred Stock as a series may be waived on behalf of all holders of Seed Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Seed Preferred Stock; (iii) any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock as a series may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock; (iv) any of the rights, powers, preferences and other terms of the Series A-2 Preferred Stock as a series may be waived on behalf of all holders of Series A-2 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series A-2 Preferred Stock; (v) any of the rights, powers, preferences and other terms of the Series A-3 Preferred Stock as a series may be waived on behalf of all holders of Series A-3 Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series A-3 Preferred Stock; (vi) any of the rights, powers, preferences and other terms of the Series B Preferred Stock as a series may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series B Preferred Stock and (vii) any of the rights, powers, preferences and other terms of the Series C Preferred Stock as a series may be waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series C Preferred Stock.

B.                                    COMMON STOCK

Unless otherwise indicated, references to “Sections” or “Subsections” in Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.  In addition, the following definitions shall apply:

“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction; or (iii) the recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation (or the surviving entity or its parent) and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock (or the surviving entity or its parent), in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned the voting securities of the Corporation immediately prior to the transaction.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time and (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

“Distribution” means (i) any dividend or distribution of cash, property or shares of the Corporation’s capital stock; and (ii) any distribution following or in connection with any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Conversion Date” means 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the earlier of (i) the date on which the number of outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock or (ii) a date specified by the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Class B Common Stock in the notice required by Section 3.1.

“Rights” means any option, warrant, conversion right or contractual right of any kind to acquire shares of the Corporation’s authorized but unissued capital stock.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

“SEC” means the Securities and Exchange Commission.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.  A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders; (b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

The relative powers, preferences and rights, and the qualifications, limitations and restrictions thereof, granted to or imposed on the shares of the Class A Common Stock and Class B Common Stock are as follows:

1.            Voting Rights.

1.1          General Right to Vote Together; Exception.  Except as otherwise expressly provided herein or required by applicable law, the holders of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders; provided, however, the number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Class A Common Stock or Class B Common Stock voting separately as a class shall be required therefor. Notwithstanding anything to the contrary set forth herein, the holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law.

1.2          Votes Per Share.  Except as otherwise expressly provided herein or required by applicable law, on any matter that is submitted to a vote of the stockholders, each holder of Class A Common Stock shall be entitled to one (1) vote for each such share, and each holder of Class B Common Stock shall be entitled to ten (10) votes for each such share.

2.            Identical Rights.  Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

2.1          Dividends and Distributions.  Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to the declaration and payment or distribution of any Distribution paid or distributed by the Corporation, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that, subject to Section 3.6, in the event a Distribution is paid in the form of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or Rights to acquire such stock, as the case may be), and holders of Class B Common Stock shall receive Class B Common Stock (or Rights to acquire such stock, as the case may be), with holders of Class A Common Stock and Class B Common Stock receiving an identical number of shares of Class A Common Stock or Class B Common Stock (or Rights to acquire such stock, as the case may be) and, in such case, no approval of the holders of Class A Common Stock and Class B Common Stock voting separately as a class pursuant to this Section 2.1 shall be required.

2.2          Subdivision, Combination or Reclassification.  If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall be proportionately subdivided, combined or reclassified concurrently therewith in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the effective date for such subdivision, combination or reclassification, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

2.3          Equal Treatment in a Change of Control Transaction or Merger or Consolidation.  In connection with any Change of Control Transaction, shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Corporation, unless different treatment of the shares of each such class is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.  Any merger or consolidation of the Corporation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, in each case which is not a Change of Control Transaction, shall require approval by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class, unless (i) the shares of Class A Common Stock and Class B Common Stock remain outstanding and no other consideration is received in respect thereof or (ii) such shares are converted on a pro rata basis into shares of the surviving or parent entity in such transaction having substantially identical rights to the shares of Class A Common Stock and Class B Common Stock, respectively.

3.            Conversion of Class B Common Stock.

3.1          Voluntary Conversion.  Each one (1) share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time.  Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class A Common Stock or Class B Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted and the name or names in which the certificate or certificates representing the shares of Class A Common Stock issued upon such conversion are to be issued or the name or names in which such shares are to be registered in book-entry form. Thereupon the Corporation shall (1) if such shares are certificated, promptly issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion or (2) if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of, if such shares are certificated, such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or, if such shares are uncertificated, then upon the written notice of such holder’s election to convert by this Section 3.1. The person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

3.2          Automatic Conversion.  Each one (1) share of Class B Common Stock shall automatically, without any further action on the part of the Corporation or the holder thereof, convert into one (1) share of Class A Common Stock upon a Transfer of such share of Class B Common Stock; provided that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (i) through (vi) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(i)            a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(ii)           a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iii)          an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(iv)          a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(v)           a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(vi)          a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

Any certificate representing shares of Class B Common Stock shall bear a legend that the shares represented by such certificates are subject to the restrictions on transferability set forth in this Section 3.2.

3.3          Final Conversion of Class B Common Stock.  On the Final Conversion Date, each one (1) issued share of Class B Common Stock shall automatically, without any further action by the holder thereof or the Corporation, convert into one (1) share of Class A Common Stock.  Following such conversion, the reissuance of all shares of Class B Common Stock shall be prohibited, and such shares shall be retired and cancelled in accordance with Section 243 of the General Corporation Law and the filing of the certificate with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate, if the retired shares constitute all of the authorized shares of the Class B Common Stock, the certificate shall have the effect of eliminating all references to the Class B Common Stock in this Certificate of Incorporation.  Upon conversion of Class B Common Stock into Class A Common Stock on the Final Conversion Date, all rights of holders of shares of Class B Common Stock shall cease and (a) if such shares are certificated, the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued or (b) if such shares are not certificated, the person registered as the owner of such shares in book-entry form shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

3.4          Procedures.  The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure in accordance with the provisions of this Certificate of Incorporation, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.  A determination by the Board of Directors of the Corporation that a Transfer has resulted or will result in a conversion of the Class B Common Stock to Class A Common Stock shall be conclusive and binding.

3.5          Immediate Effect.  In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 3, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred or, in the case of Section 3.3, upon the Final Conversion Date.

3.6          Effect of Conversion on Payment of Dividends.  Notwithstanding anything to the contrary set forth herein, if the date on which any share of Class B Common Stock is converted into Class A Common Stock occurs after the record date for the determination of the holders of Class B Common Stock entitled to receive any Distribution to be paid to on the shares of Class B Common Stock, the holder of such shares of Class B Common Stock as of such record date will be entitled to receive such Distribution on such payment date; provided, however, that notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such Distribution is payable in shares of Class B Common Stock (or Rights to acquire such stock), such Distribution shall, to the fullest extent permitted by applicable law, be deemed to have been declared, and shall be payable in, shares of Class A Common Stock (or Rights to acquire such stock) and no shares of Class B Common Stock (or Rights to acquire such stock) shall be issued in payment thereof.

3.7          Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

3.8          No Further Issuances.  Except for the issuance of Class B Common Stock issuable upon exercise of Rights outstanding at the Effective Time, the reclassification of shares of Class B Common Stock into a greater or lesser number of shares of Class B Common Stock or as a dividend payable in accordance with Article Fourth, Section B.2.1, the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

FIFTH:                 Amendment of Certificate of Incorporation and Bylaws.  Subject to any additional vote required by the Certificate of Incorporation or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:                 Size of Board of Directors; Election by Written Ballot.  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH:          Meetings of Stockholders; Corporation’s Books.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH:             Limitation of Liability.  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Eighth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

NINTH:  Indemnification.  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.  Any amendment, repeal or modification of the foregoing provisions of this Article Ninth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

TENTH:  Excluded Opportunities.  The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ELEVENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or the Bylaws of the Corporation or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleventh.

TWELFTH:  California Section 500.   In connection with repurchases by the Corporation of Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Section 500 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.  In the case of any such repurchases, distributions by the corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms are defined in Section 500(b) of the California Corporations Code.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on September 2, 2016.

The Trade Desk, Inc.

/s/ Jeff Green
Jeff Green, Chief Executive Officer